Exhibit 99.1

Contacts:

Investor Relations Contact

Adam Friedman Associates

Barbara Cano

212-981-2529 x22

barbara@adam-friedman.com

JNI Corporation Reports Financial Results for First Quarter 2003

InfiniBand Revenues Make Strong Contribution

San Diego, April 29, 2003 — JNI® Corporation (Nasdaq: JNIC), a leading provider of enterprise storage connectivity products, today announced financial results for the first quarter ended March 31, 2003.

First Quarter Operating Results

First quarter 2003 net revenues were $8.1 million, compared to net revenues of $11.9 million for the first quarter 2002, and compared to net revenues of $8.4 million for the fourth quarter 2002.  The decrease from the fourth quarter of 2002 to the first quarter of 2003 reflects a decline in revenue from HBA sales, partially offset by an increase in InfiniBand and ASIC sales.

Gross margin for the first quarter of 2003 was 56.6%, compared to 49.6% for the first quarter of 2002 and to (14.0)% for the fourth quarter of 2002.  Excluding the $5.5 million write-down of its licensed technology, gross margin for the fourth quarter of 2002 was 50.8%.  This increase in gross margin from the fourth quarter of 2002 to the first quarter of 2003 was primarily due to a decrease in amortization costs associated with the Company’s licensed technology as well as the increase in ASIC sales, which carry higher margins.

First quarter 2003 operating expenses were $9.8 million, down from $10.9 million in the first quarter of 2002 and from $13.8 million for the fourth quarter of 2002.  Excluding the $3.8 million lease charge, operating expenses for the fourth quarter of 2002 were $10.0 million.

JNI’s loss for the first quarter of 2003 was $4.7 million, or $0.18 per share, compared to a loss of $4.1 million, or $0.16 per share, for the first quarter of 2002 and compared to a loss of $15.8 million, or $0.60 per share, in the fourth quarter 2002.  Excluding the lease charge of $3.8 million, the $5.5 million write down of licensed technology and $1.4 million write-down of an equity investment, fourth quarter loss was $5.2 million, or $0.19 per share.

Balance Sheet Highlights

As of March 31, 2003, cash and investments totaled $95.1 million, a decrease of $7.6 million from the previous quarter’s balance of $102.7 million.  The decrease was due to payments made in the first quarter of 2003 totaling $4.0 million to terminate the Company’s lease commitment for the building adjacent to current headquarters and $3.6 million of cash used for operations in the quarter.

Commentary

“JNI continued to progress this quarter; we have defined our business strategy and developed a growth plan to expand and strengthen our Fibre Channel business, particularly our market share in Solaris environments.  As evidence of our expanding relationship with Sun, Sun has recently selected JNI’s FibreStarTM host bus adapters (HBAs) for integration with Sun StorEdgeTM SAN Foundation software, which provides a common interface between the SolarisTM Operating System and the HBA.  We anticipate revenue from these products in the second half of this year.  Further, our expanded product development activities will result in the release of several new Fibre Channel products this year, across multiple operating system environments including Windows, Solaris, and Linux. Recently, JNI’s FibreStar HBA’s were certified by HP for the HP-UX operating system and by Cisco for their MDS 9000 family of multilayer directors and fabric switches in both Windows and Solaris environments,” stated President and Chief Executive Officer Russell Stern.  “We are also working to expand our existing relationships and product developments with other key OEMs and industry partners.  JNI’s recent announcement with Network Appliance at Storage Networking World is an exciting new development for high performance clustering applications.  JNI is developing these hardware and software products for the application of DAFS and RDMA with InfiniBand that will dramatically improve database performance, reduce cost and simplify system management.”

Mr. Stern added, “JNI gained another strong addition to our management team this quarter when Phil Brotherton joined the Company as Vice President of Marketing in March.  The steps we have taken to date to improve the business and our products are being recognized by our customers and should result in increased market share as we go forward.  JNI remains on track, executing a targeted strategy that will keep us on a growth path towards profitability.”

Conference Call and Webcast

Management will host a conference call with simultaneous webcast today at 8am PDT/ 11am EDT to discuss the Company’s operating and financial performance.  The conference call, featuring President and Chief Executive Officer Russell Stern and Chief Financial Officer Paul Kim, can be accessed live via the Internet at www.jni.com or www.companyboardroom.com, or by phone at 800-599-9816 (US) and 617-847-8705 (International), passcode: 4879793.

This conference call may contain forward-looking financial information and will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G.  The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results prepared in accordance with GAAP, as well as the other material financial and statistical information to be discussed in the conference call will be posted on the company’s Investor Relations web site at www.jni.com.

For those who are unable to listen to the live broadcast, the webcast replay will be available for 14 days, or an audio replay will be available for 7 days by calling 888-286-8010 (US) or 617-801-6888 (International) and entering the passcode 045464.

About JNI Corporation

JNI Corporation is one of the leading manufacturers of connectivity products for the enterprise data center and the leading provider of Fibre Channel-based host bus adapters  (HBAs) for Solaris servers. JNI offers a broad line of Fibre Channel HBAs, InfiniBand Host Channel Adapters, storage ASICs and software. The products operate on Solaris, Windows 2000, Windows NT, HP-UX, AIX, and Linux systems. JNI customers, distributors and strategic partners include Acal FCS, Arrow Electronics, Bell Microproducts, Brocade, Chaparral, Crossroads, EMC, Eurologic, HP, Hitachi Data Systems, IBM, Info X, LSI Logic, McDATA, Mellanox, Nishan Systems, StorageTek, Sun Microsystems, TidalWire and Veritas. Company headquarters are in San Diego, with offices throughout the U.S., Europe and Asia.  www.jni.com.  JNI - enterprising solutions™

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Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including gross margin excluding write-down of licensed technology, operating expenses excluding lease charges and net loss excluding write-downs and special charges, may be considered Non-GAAP financial measures. JNI believes this information is useful to investors because it provides a basis for measuring the company’s available capital resources and the operating performance of the company’s business and the company’s cash flow excluding non-recurring items that would normally be included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. The company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance and capital resources. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies.

Forward Looking Statements

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, express or implied statements regarding JNI’s future prospects) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include: our dependence on a small number of OEM and distribution channel customers; delays in product development; our dependence on sole source and limited source suppliers for key components; increasing competition in the Fibre Channel market; our focus on Fibre Channel products; rapid technological change in our industry; changes in the networked storage market; the early stage of the market for server-to-server connectivity products; our reliance on manufacturers in other countries; litigation involving intellectual property and other issues; potential disruptions to our personnel and to our customer and supplier relationships arising out of our strategies to better leverage our ASIC assets; the financial cost of implementing these strategies and the potential cost if they are not successful; our ability to obtain appropriate value for our ASIC assets; and other risk factors discussed in the company’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

JNI, the JNI logo, FibreStar and “enterprising solutions” are trademarks or registered trademarks of JNI Corporation.  Sun, Sun Microsystems, the Sun Logo, Solaris, Sun StorEdge and “The Network is The Computer” are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.  All other trademarks are the property of their respective holders.

JNI Corporation

Balance Sheet

March 31, 2003 and December 31, 2002

(in thousands)

	Balance at	Balance at
	3/31/2003	12/31/2002
ASSETS:

Cash and investments	$95,066	$102,680
Accounts receivable, net	3,626	3,715
Inventories	3,513	3,874
Property and equipment, net	7,235	8,980
Licensed technology	563	600
Equity investment	900	600
Other assets	1,537	1,632

	$112,440	$122,081

LIABILITIES & EQUITY:

Accounts payable and accrued liabilities	$9,598	$13,885
Deferred revenue	1,262	1,709
Other long-term liabilities	303	368
Total stockholders' equity	101,277	106,119

	$112,440	$122,081

JNI Corporation

Income Statement

Three Months Ended March 31, 2003 and 2002

(in thousands, except per share amounts)

	3 months	3 months
	ended	ended
	3/31/2003	3/31/2002

Net revenues	$8,131	$11,914
Cost of revenues	3,529	6,006
Gross margin	4,602	5,908

Operating expenses:
Research and development	5,053	5,522
Selling and marketing	2,660	3,331
General and administrative	2,070	2,011
Amortization of stock-based compensation	—	51
Total operating expenses	9,783	10,915

Operating income (loss)	(5,181)	(5,007)

Interest income	457	833
Other income (expense), net	(7)	41

Income (loss) before income taxes	(4,731)	(4,133)

Income tax provision (benefit)	—	—

Net income (loss)	$(4,731)	$(4,133)

Net income (loss) per share:
Basic	$-0.18	$-0.16
Diluted	$-0.18	$-0.16

Number of shares used in per share computations:
Basic	26,591	26,582
Diluted	26,591	26,582